UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): July 18, 2019

National Vision Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38257	46-4841717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2435 Commerce Avenue

Bldg. 2200

Duluth, Georgia 30096-4980

(770) 822-3600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	EYE	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2019 (the “Closing Date”), the Credit Agreement, dated as of October 9, 2018 (the “Existing Credit Agreement”), by and among Nautilus Acquisition Holdings, Inc. (“Holdings”), a Delaware corporation and a wholly-owned subsidiary of National Vision Holdings, Inc. (the “Company”), National Vision, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company and the borrower under the Existing Credit Agreement (“NVI”), Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders from time to time party thereto and the other parties thereto, was amended pursuant to that certain Joinder and Amendment and Restatement Agreement, dated as of July 18, 2019 (the “Restatement Agreement”) by and among Holdings, NVI, as borrower, certain subsidiaries of NVI, as guarantors, Goldman Sachs Bank USA, as former administrative agent and collateral agent, Bank of America, N.A., as new administrative agent and collateral agent, and the lenders from time to time party thereto (the Existing Credit Agreement, as amended by the Restatement Agreement, the “Credit Agreement”).

The Existing Credit Agreement was amended to, among other things, (i) establish new first lien term loans in an aggregate principal amount of $420,000,000 (“Term A Loans”) to repay all principal, interest fees and other amounts outstanding under the Existing Credit Agreement immediately prior to the Closing Date, (ii) establish a new revolving credit facility in an aggregate principal amount of up to $300,000,000, of which $148,000,000 was drawn as of closing and (iii) replace Goldman Sachs Bank USA with Bank of America, N.A. as administrative agent and collateral agent under the Credit Agreement and related documentation. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement and Restatement Agreement, as applicable.

Pursuant to the Restatement Agreement, the initial new Applicable Margins are (i) 1.50% for the new first lien term loans that are LIBOR Loans and (ii) 0.50% for the new first lien term loans that are ABR Loans. The Restatement Agreement further provides that following the Closing Date, the above Applicable Margins for the new first lien term loans will be based on NVI’s total leverage ratio as follows: (a) if NVI’s total leverage ratio is greater than 3:75 to 1.00, the Applicable Margin will be 2.00% for LIBOR Loans and 1.00% for ABR Loans, (b) if NVI’s total leverage ratio is less than or equal to 3.75 to 1.00, but greater than 2.75 to 1.00, the Applicable Margin will be 1.75% for LIBOR Loans and 0.75% for ABR Loans, (c) if NVI’s total leverage ratio is less than or equal to 2.75 to 1.00 but greater than 1.75:1.00, the Applicable Margin will be 1.50% for LIBOR Loans and 0.50% for ABR Loans, (d) if NVI’s total leverage ratio is less than or equal to 1.75 to 1.00 but greater than 0.75:1.00, the Applicable Margin will be 1.25% for LIBOR Loans and 0.25% for ABR Loans and (e) if NVI’s total leverage ratio is less than or equal to 0:75 to 1.00, the Applicable Margin will be 1.00% for LIBOR Loans and 0.00% for ABR Loans. The new first lien term loans will amortize in equal quarterly installments equal to 2.50% per annum in the first three years of the loan and 5.00% per annum thereafter.

In addition, pursuant to the Restatement Agreement, solely with respect to the Term A Loans, commencing on the fiscal quarter ending on December 31, 2019, Holdings will not permit (i) the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of any fiscal quarter of Holdings to be greater than 4.75 to 1.00 for the first three years, and 4.50: 1.00 thereafter, subject to certain step-ups after the consummation of a Material Acquisition, or (ii) the Consolidated Interest Coverage Ratio of Holdings as of the last day of any fiscal quarter of Holdings to be less than 3.00 to 1.00.

KKR Capital Markets LLC, an affiliate of KKR & Co. Inc., BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC acted as joint lead arrangers with respect to the Restatement Agreement and received fees in connection therewith. Entities affiliated with KKR & Co. Inc. currently own approximately 11.7% of the Company’s outstanding common stock.

A copy of the Restatement Agreement, including the amended and restated Credit Agreement attached as Exhibit A thereto, is filed herewith as Exhibit 10.1 and incorporated herein by reference. The above description of the Restatement Agreement and the Credit Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No. Description

10.1	Joinder and Amendment and Restatement Agreement, including as Exhibit A thereto, the Amended and Restated Credit Agreement, dated as of July 18, 2019, by and among Nautilus Acquisition Holdings, Inc., National Vision, Inc., certain subsidiaries of National Vision, Inc., as guarantors, Goldman Sachs Bank USA, as former administrative agent and collateral agent, Bank of America, N.A., as new administrative agent and collateral agent, and the lenders from time to time party thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

National Vision Holdings, Inc.

Date: July 23, 2019	By:	/s/ Jared Brandman
	Name:	Jared Brandman
	Title:	Senior Vice President, General Counsel and Secretary